Exhibit 99.1

Media contact: Mark Dringenberg 206-233-2070 mark.dringenberg@tgcoffee.com

TC GLOBAL, INC (TULLY’S) ANNOUNCES FISCAL 2011

FINANCIAL RESULTS

Company Finishes Fiscal Year and Realizes Positive Operating Cash Flows and

Narrowing Operating Losses in Third and Fourth Quarters

Seattle, Wash., (July 5, 2011) – TC Global, Inc., dba Tully’s Coffee (Tully’s), a leading specialty coffee retailer, today announced its financial results for the 14-week (“Fourth Quarter Fiscal 2011”) and 53-week periods ending April 3, 2011 (“Fiscal 2011”).

Driven by same-store-sales increases, improved retail margin, aggressive cost saving initiatives and reduction in unprofitable store locations, Tully’s made substantial operating improvements throughout Fiscal 2011, and reported a positive cash contribution from operating activities of $331,000 for the Fourth Quarter Fiscal 2011. In addition, Tully’s attained overall positive cash flows of $203,000 in the Fourth Quarter Fiscal 2011. The Company has also reduced losses from $1,680,000 in the 13-week period ending June 27, 2010 (“First Quarter Fiscal 2011”) to $1,069,000 in Fourth Quarter Fiscal 2011.

“We saw significant improvement in key operating metrics in the second half of Fiscal 2011 and continued to see positive trends in the First Fiscal Quarter of 2012, which ended on July 3rd 2011, the results for which will be finalized and released in August,” stated Scott Pearson, President and CEO of TC Global Inc.

For Fiscal 2011, Tully’s reported a net decrease in cash and cash equivalents of $749,000 compared to a net decrease in cash and cash equivalents of $8,436,000 in the 52-week period ending March 28, 2010 (“Fiscal 2010”). The improvement was in part due to a Fiscal 2011 release of a $3,500,000 escrow receivable established in connection with the Green Mountain Coffee Roasters transaction in Fiscal 2009, as well as $5,994,000 that was distributed to shareholders during Fiscal 2010.

Tully’s finished Fiscal 2011 with a net loss from continuing operations of $5,214,000 compared to a net loss from continuing operations of $5,379,000 in Fiscal 2010. Comparable store sales increased $1,540,000, or 4.8%, in Fiscal 2011, $675,000 of which is attributed to the extra week in Fiscal 2011 compared to Fiscal 2010. This was achieved by strengthened retail operations, successful promotions, new product launches and enhanced staff training. The Company finished Fiscal 2011 with an $871,000, or 2.4%, overall increase in retail store sales.

Despite rising commodity coffee and paper prices in the fiscal year, retail cost of goods sold as a percentage of retail store sales remained relatively steady at 36.2% in Fiscal 2011 as compared to 35.9% in Fiscal 2010, reflecting continued initiatives to decrease cost of goods sold and optimize product sales mix. Furthermore, the company reduced total cost of goods sold and operating expenses by $2,088,000 during Fiscal 2011; $1,393,000 of these reductions occurred in the Fourth Quarter 2011 alone.

In their audit report dated July 5, 2011, the Company’s independent registered public accounting firm included in their opinion a “going concern” limitation due to the Company’s limited cash resources available in the event of not achieving 2012 budget and/or experiencing unforeseen charges to expense. However, the Company remains focused on its operations, and believes it has an executable plan for accomplishing its Fiscal 2012 budget. Based on current operating trends, its current cash position and its decreasing operating losses, the Company believes it has adequate liquid resources to fund operations through at least the end of calendar 2011, and through the end of Fiscal 2012. The Company’s management and Board will continue to carefully monitor the Company’s cash position and take appropriate steps as and when needed to preserve adequate liquidity.

“While we continue to be challenged in this economic environment with rising commodity prices, expanded competition and tight headcount due to planned reduction in our administrative staff, we are encouraged by our ability to execute at a high level and increase our sales while purposefully controlling our costs,” said Pearson. “We will need to continue our diligent efforts to reduce the organizational expenses associated with operating our business while continuing to add value to the experiences of our customers on a daily basis. We are also very focused on optimizing our franchising opportunities both domestically and internationally. In particular, we expect growth in the Asian Pacific marketplace where we have existing partners in Singapore, Korea and most recently in the Philippines. The Asian Pacific is one of the fastest growing coffee consumption regions in the world that we believe has sustained growth opportunities for many years to come based on consumption and demographic data.”

Today, Tully’s announces the addition of two new members to its Board of Directors – Paul Reed and Stephen Loeb. Reed, currently President and CEO of Door-to-Door Storage Inc, brings to the board experience in the coffee industry as a founder of Seattle Coffee Inc. as well as acclaimed financial experience and acumen that was most recently recognized by the Puget Sound Business Journal in naming Reed as the 2010 CFO of the Year. Loeb, the former President and CEO of Alaska Distributors Co. adds exceptional knowledge and experience in the beverage industry as well as logistics, distribution, sales, marketing and import/export with one of the top ranked private companies in Washington State. “Both Paul and Stephen offer a wealth of both business and community board experience. We feel extremely fortunate to have two such high caliber and experienced members of the Northwest business community join our board. They will be great contributors that will complement our already-strong group of business leaders,” stated Jan Hendrickson, Lead Director of the Company’s Board. The Company also announced the departure of Carl Pennington from the Board. Pennington recently retired as CEO. “We wish him the best as he moves on to future endeavors,” continues Hendrickson.

The Company has scheduled its annual shareholder’s meeting for September 8, 2011, with meeting details still pending, and looks forward to discussing company status and prospects with those in attendance.

Additional information about Fiscal 2011 results is contained in Tully’s Annual Report on Form 10-K that was filed with the U.S. Securities and Exchange Commission today.

ABOUT TC GLOBAL, INC.:

TC Global, Inc., dba Tully’s Coffee, is a leading specialty coffee retailer and wholesaler. Through company owned, licensed and franchised specialty retail stores in Washington, Oregon, California, Arizona, Idaho, Montana, Colorado, Wyoming and Utah, throughout Asia with Tully’s Coffee International, and with its global alliance partner Tully’s Coffee Japan, Tully’s premium coffees are available at more than 550 branded retail locations globally, including more than 184 in the United States. TC Global also has the rights to distribute Tully’s coffee through all wholesale channels internationally, outside of North America, the Caribbean and Japan. TC Global’s corporate headquarters is located at 3100 Airport Way S, in Seattle, WA. For more information: (800) MY-TULLY or TullysCoffeeShops.com.

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